EXHIBIT 99.1

Columbus McKinnon Announces Completion of Exchange Offer for its 10% Senior Secured Notes Due 2010

                AMHERST, NY, December 12, 2003 - Columbus McKinnon Corporation (Nasdaq: CMCO) announced today the completion of the exchange offer for its 10% Senior Secured Notes due 2010. Pursuant to the exchange offer, $115 million of Columbus McKinnon's 10% Senior Secured Notes due 2010, which have been registered under the Securities Act of 1933, as amended, were offered for exchange for $115 million of its outstanding 10% Senior Secured Notes due 2010, which were issued on July 22, 2003 in a transaction exempt from registration.

                The exchange offer expired at 5:00 p.m., New York City time, on December 12, 2003. The newly issued notes have substantially identical terms to the previously outstanding notes, except that the new notes have been registered under the Securities Act of 1933 and will not be subject to restrictions on transfer. The exchange offer was made to satisfy Columbus McKinnon's obligations under a registration rights agreement entered into with the initial purchasers of the outstanding notes at the time such notes were originally issued. U.S. Bank Trust National Association acted as exchange agent for the exchange offer.

                As of the expiration of the exchange offer, all of the $115 million aggregate principal amount of the outstanding notes were tendered for exchange. All outstanding notes that were properly tendered in the exchange offer will be accepted for exchange.

                Columbus McKinnon filed a registration statement, including a prospectus and other related documents, on Form S-4 with the United States Securities and Exchange Commission in connection with the exchange offer. The terms of the newly issued notes are set forth in the prospectus. This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                Columbus McKinnon is a leading worldwide designer and manufacturer of material handling products, systems and services which efficiently and ergonomically move, lift, position or secure material. Key products include hoists, cranes, chain and forged attachments. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its web site at http://www.cmworks.com.